NETWORK-1 SECURITY SOLUTIONS, INC.


                        Filed Pursuant to Rule 424(b)(3)
                           Registration No. 333-126013

                          PROSPECTUS SUPPLEMENT NO. 21
                     (To Prospectus dated December 22, 2005)


This is a prospectus supplement to our prospectus dated December 22, 2005 (the "Prospectus") relating to the resale from time to time by selling stockholders of up to 15,786,256 shares of our Common Stock, including shares issuable upon exercise of outstanding warrants and options. On May 3, 2007, we filed with the Securities and Exchange Commission a Current Report on Form 8-K. The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and the prior prospectus supplements, and may not be delivered or utilized without the Prospectus and the prior prospectus supplements. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk. You should carefully consider the "Risk Factors" referenced on page 7 of the Prospectus in determining whether to purchase the Common Stock.

The date of this prospectus supplement is May 3, 2007.
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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             -----------------------

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2007
                                                   --------------


                       Network-1 Security Solutions, Inc.
             (Exact name of registrant as specified in its charter)


          Delaware                        1-14896                 11-3027591
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(State or other jurisdiction           (Commission              (IRS Employer
      of incorporation)                File Number)          Identification No.)


              445 Park Avenue, Suite 1028, New York, New York 10022
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                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (212) 829-5700


                                       N/A
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         (Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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Item 8.01  Other Events

     On April 30, 2007, Network-1 Security Solutions, Inc. (the "Company") issued a press release announcing a settlement of its patent litigation against D-Link Corporation and D-Link Systems in the United States District Court for the Eastern District of Texas, Tyler Division, for infringement of the Company's Remote Power Patent (U.S. Patent No. 6,218,930). A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

Exhibit No.    Description

99.1           Press Release dated April 30, 2007


















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                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   NETWORK-1 SECURITY SOLUTIONS, INC.



Dated: May 3, 2007                 By: /s/ Corey M. Horowitz
                                       -----------------------------------
                                       Name: Corey M. Horowitz
                                       Title: Chairman & Chief Executive Officer
























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                                                                    EXHIBIT 99.1
                                                                    ------------


FOR IMMEDIATE RELEASE



                NETWORK-1 ANNOUNCES PATENT LITIGATION SETTLEMENT

NEW YORK, NEW YORK APRIL 30, 2007-- Network-1 Security Solutions, Inc. (OTC BB:
NSSI) today announced it had agreed to a settlement of its patent infringement litigation against D-Link Corporation and D-Link Systems ("D-Link") in the United States District Court for the Eastern District of Texas, Tyler Division for infringement of the Network-1's Remote Power Patent (U.S. Patent No. 6,218,930).

     Under the terms of the settlement, D-Link has agreed to enter into a license agreement for the Remote Power Patent the terms of which include monthly royalty payments of 3.25% of the net sales of D-Link branded Power over Ethernet products, including those products which comply with the IEEE 802.3af and 802.3at Standards, for the full term of the Remote Power Patent, which expires in March 2020. The royalty rate is subject to adjustment beginning after the first quarter of 2008 to a rate consistent with other similarly situated licensees of the Remote Power Patent based on units of shipments of licensed products. In addition, D-Link has agreed to pay Network-1 $100,000.

     The products covered by the settlement include Power over Ethernet enabled switches, wireless access points, network security cameras and VoIP telephones, among others. The terms of the License Agreement are subject to a definitive agreement between the parties, which will be accompanied by a dismissal with prejudice of all claims and counterclaims in the litigation currently pending in the Eastern District of Texas.

     "We are extremely pleased at the outcome of this litigation and at the prospect of having D-Link as a licensee of our Remote Power Patent," commented Corey M. Horowitz, Chairman and Chief Executive Officer of Network-1. "This outcome is consistent with Network-1's goal of making licenses available to the technologies covered by the Remote Power Patent to the Power over Ethernet industry in order to promote the widespread adoption of this important Standard".

     The Remote Power Patent relates to, among other things, the delivery of power over Ethernet cables in order to remotely power network connected devices including, among others, wireless switches, wireless access points, RFID card readers, VoIP telephones and network cameras. In June 2003, the Institute of Electrical and Electronic Engineers (IEEE) approved the 802.3af Power over Ethernet ("PoE") standard which has led to the rapid adoption of PoE. The IEEE is currently working on the 802.3at Power over Ethernet Plus (PoE Plus) Standard which will increase the maximum power delivered to devices to 60 watts from the current 13 watts under 802.3af.

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ABOUT NETWORK-1 SECURITY SOLUTIONS, INC.

Network-1 Security Solutions, Inc. is engaged in the acquisition, development, licensing and protection of its intellectual property and proprietary technologies. It currently owns six patents covering various telecommunications and data networking technologies and is currently focusing its licensing efforts on its Remote Power Patent (U.S. Patent No. 6,218,930) covering the remote delivery of power over Ethernet networks. The Remote Power Patent was granted by the U.S. Office of Patents and Trademarks on April 17, 2001 and expires on March 7, 2020.

THIS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ADDRESS FUTURE EVENTS AND CONDITIONS CONCERNING THE COMPANY'S BUSINESS PLANS. SUCH STATEMENTS ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES AS DISCLOSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2006 INCLUDING, AMONG OTHERS, THE ABILITY OF NETWORK-1 TO OBTAIN LICENSE AGREEMENTS FROM THIRD PARTIES FOR ITS PATENT PORTFOLIO, UNCERTAINTY OF PATENT LITIGATION, THE COMPANY'S ABILITY TO ACHIEVE REVENUES AND PROFITS FROM ITS PATENT PORTFOLIO, THE COMPANY'S ABILITY TO RAISE CAPITAL WHEN NEEDED, FUTURE ECONOMIC CONDITIONS AND TECHNOLOGY CHANGES AND LEGISLATIVE, REGULATORY AND COMPETITIVE DEVELOPMENTS. EXCEPT AS OTHERWISE REQUIRED TO BE DISCLOSED IN PERIODIC REPORTS, THE COMPANY EXPRESSLY DISCLAIMS ANY FUTURE OBLIGATION OR UNDERTAKING TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN.


Contacts:

    Network-1 Security Solutions, Inc.
    Corey M. Horowitz, 212-829-5770
    Or
    Alliance Advisors, LLC
    Alan Sheinwald, 914-669-0200
    asheinwald@allianceadvisors.net
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